Stinson Morrison Hecker LLP www.stinson.com
1201 Walnut, Suite 2900 Kansas City, MO 64106-2150 Tel (816) 842-8600 Fax	Exhibit 5.1

December 18, 2007

Quest Energy Partners, L.P.

210 Park Avenue, Suite 2750

Oklahoma City, OK 73102

Ladies and Gentlemen:

We have acted as counsel to Quest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,115,950 common units representing limited partner interests of the Partnership (the “Common Units”) that may be issued pursuant to the Partnership’s Long-Term Incentive Plan, as amended (the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Partnership’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) and the Partnership’s Certificate of Limited Partnership, and originals or copies certified or otherwise identified, of partnership records of the Partnership, including minute books of the Partnership as furnished to us by the Partnership, certificates of public officials and of representatives of the Partnership, statutes (including the Delaware Revised Uniform Limited Partnership Act, which may be referred to herein as the “Delaware Act”) and other instruments and documents as a basis for the opinions hereinafter expressed.

We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by (i) matters described under the caption “The Partnership Agreement – Limited Liability” in the prospectus dated November 8, 2007 and filed with the SEC

Kansas City, Overland Park, Wichita, Washington, D.C., Phoenix, St. Louis, Omaha, Jefferson City

Quest Energy Partners, L.P.

December 18, 2007

on November 9, 2007 pursuant to Rule 424(b) of the Securities Act and (ii) Sections 17-607 and 17-804 of the Delaware Act).

The opinion set forth above is limited in all respects to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws), and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ Stinson Morrison Hecker LLP